SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             RANGER INDUSTRIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   752907105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                              13G                           Page 2 of 6
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JOHN C. BOLAND
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       347,164
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             347,164
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    100,506
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.9
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                              13G                           Page 2 of 6
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    REMNANT PARTNERS L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       246,658
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             246,658
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    246,658
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.7
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                                   ----------

                        SCHEDULE 13G UNDER THE SECURITIES
                              EXCHANGE ACT OF 1934

                                   ----------

Item 1(a)  Name of Issuer:

           RANGER INDUSTRIES INC.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           ONE REGENCY DRIVE, BLOOMFIELD CT 06002

Item 2(a)  Names of Person Filing:

           REMNANT PARTNERS L.P.

Item 2(b)  Address of  Principal Business Office:

           714 ST. JOHNS ROAD, BALTIMORE MD 21210


                               Page 3 of 6 Pages

Item 2(c)  Citizenship:  U.S.

Item 2(d)  Title of Class of Securities:  COMMON

Item 2(e)  CUSIP Number:  752907105

Item 3.    If this statement is filed pursuant to Rule         by

Item 4.    Ownership:

            (a)   Amount beneficially owned 347,164

            (b)   Percent of Class: 6.6

            (c)   Number of shares as to which JOHN C. BOLAND has:

                  (i)   sole power to vote or to direct the vote
                        347,164

                  (ii)  shared power to vote or to direct the vote

                  (iii) sole power to dispose or to direct the
                        disposition of  347,164

                  (iv) shared power to dispose or to direct the disposition of


                               Page 4 of 6 Pages

Item 5.    Ownership of Five Percent or Less of a Class:

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:

Item 7. Identification and Classification of the subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

Item 8.    Identification and Classification of Members of the Group:


                               Page 5 of 6 Pages

Item 9.    Notice of Dissolution of Group:

Item 10.   Certification:

           By signing below I certify that, to the best of my knowledge and belief the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in on transaction having such purpose or effect.

           Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        By: /s/ John Boland
                                            ------------------------------------
                                            Title: PRESIDENT OF
                                             THE GENERAL PARTNER

Dated: 1.8.01


                               Page 6 of 6 Pages